Exhibit 99.1

Cadence Pharmaceuticals Reports Fourth Quarter and Full Year 2008

Financial Results and Provides Corporate and Clinical Updates

Acetavance™ On Track for Second Quarter 2009 NDA Submission;

Omigard™ Program Discontinued

SAN DIEGO, CA – March 12, 2009 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today reported financial results for the fourth quarter and year ended December 31, 2008 and provided an update on its corporate and clinical development activities.

Acetavance™

In December 2008, Cadence announced that the clinical development program for its product candidate, Acetavance (intravenous acetaminophen), for the treatment of acute pain and fever in adults was complete. Cadence also announced that it successfully completed its pharmacokinetic study of Acetavance in children and completed patient enrollment in the final pediatric clinical trial, Study 352, which is an open label study evaluating safety in children after one to five days of repeated doses of Acetavance.

“We are highly focused on preparing the NDA for Acetavance and believe we remain on schedule to submit the NDA in the second quarter of 2009,” said James Breitmeyer, M.D., Ph.D., Executive Vice President, Development and Chief Medical Officer of Cadence.

Omigard™

Cadence today announced results from the company’s CLIRS trial, or Central Line Infection Reduction Study, a Phase III clinical trial of its product candidate, Omigard (omiganan pentahydrochloride 1% topical gel), for the prevention of catheter-related infections. Although a positive trend was observed, the study did not meet its primary objective, which was to demonstrate the superiority of Omigard compared to povidone-iodine for the prevention of local catheter-site infections (LCSI). As a result, Cadence has made the strategic decision to discontinue further development of Omigard, implement cost reduction measures and restructure its operations to make additional resources available for its Acetavance program and other operating activities. With this restructuring, 2009 operating expenses are expected to be reduced by approximately $13 million to $15 million and to now be in the range of $43 million to $48 million.

“While we are disappointed in the outcome, we are confident that the trial was conducted in a high quality manner and do not believe the data support pursuing an NDA submission for Omigard,” said Ted Schroeder, President and Chief Executive Officer of Cadence. “We believe that we can best drive both near and long-term value by focusing our resources on our lead product candidate, Acetavance.”

“We would like to acknowledge the dedication and commitment of the study’s clinical investigators and their staff at our clinical trial sites, our external evaluation committee members, as well as our internal project team, whose efforts made the completion of this trial possible,” added Dr. Breitmeyer. “We plan to work closely with the investigators who participated in the study to present the data from CLIRS at appropriate scientific meetings and publish the results.”

CLIRS was a multinational, randomized, double-blind, active comparator-controlled Phase III trial designed to evaluate the safety and efficacy of Omigard compared to 10% povidone iodine in patients undergoing short term, non-cuffed central venous catheterization. A total of 1,859 patients were enrolled at 58 clinical trial sites in the United States and Europe.

The primary efficacy endpoint of CLIRS was the incidence of LCSI prior to study discharge among survivors in the modified intent to treat subset for Omigard compared to 10% povidone-iodine. A determination of LCSI was made by blinded evaluation committee adjudication. The incidence of LCSI was 6.3% for patients treated with Omigard compared to 8.6% for patients treated with povidone-iodine (p=0.08).

There was evidence of antimicrobial efficacy observed in two of the secondary endpoints. Microbiologically-confirmed LCSI (mcLCSI), the subset of patients with LCSI plus a positive culture from the skin site or catheter was 3.9% for patients treated with Omigard compared to 7.6% for patients treated with povidone-iodine (p<0.01). For the endpoint of catheter colonization (CC), which was a positive culture from the catheter, the incidence was 43.7% for patients treated with Omigard compared to 55.1% for patients treated with povidone-iodine (p<0.01).

For the secondary endpoint of catheter-related bloodstream infections (CRBSI), which was defined as matched cultures from both the catheter and the blood, the incidence was 19.5% for patients treated with Omigard compared to 23% for patients treated with povidone-iodine (p=0.08).

Safety data from CLIRS demonstrated that Omigard was generally safe and well tolerated. There were no statistically significant differences between Omigard and povidone-iodine across all key safety endpoints.

Financing

“In February 2009, we achieved an important corporate objective of strengthening our balance sheet by raising approximately $86.6 million through a private placement of our common stock and warrants,” stated Ted Schroeder, President and CEO of Cadence Pharmaceuticals. “We believe that this additional capital will enable us to prepare for the launch of Acetavance if approved by the FDA.”

The private placement included approximately 12 million shares of the company’s common stock at a price of $7.13 per share and five-year warrants to purchase up to approximately 6 million additional shares of the company’s common stock, exercisable in cash or by net exercise at a price of $7.84 per share, for aggregate gross proceeds of approximately $86.6 million. The price paid for the common stock was equal to the consolidated closing bid price on the Nasdaq Global Market on the day of pricing, February 13, 2009. The financing was led by Venrock with participation by Frazier Healthcare Ventures, Domain Associates, Versant Ventures, New Enterprise Associates, Bay City Capital, T. Rowe Price Associates and others. The securities sold in the offering have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were sold in a private placement pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The company has agreed to file a registration statement covering the resale of the shares of common stock acquired by the investors and shares of common stock issuable upon exercise of the warrants acquired by the investors.

Financial Results for 2008

For the fourth quarter ended December 31, 2008, Cadence reported a net loss of $14.0 million, or $0.37 per share, compared to a net loss of $14.2 million, or $0.50 per share, for the same period in 2007. For the year ended December 31, 2008, Cadence reported a net loss of $57.1 million, or $1.55 per share, compared to a net loss of $51.7 million, or $1.81 per share, for the year ended December 31, 2007. The results for the year ended December 31, 2008, include approximately $5.9 million in stock-based compensation expense, as compared to $4.3 million for 2007. Additionally, due to the company’s discontinuation of its Omigard development program, the results for the fourth quarter and full year 2008 include impairment charges of approximately $2.4 million related to the company’s manufacturing equipment for Omigard. No similar impairment charges were recorded in 2007.

As of December 31, 2008, Cadence held cash and cash equivalents of $47.6 million. Including the proceeds from the private placement of common stock and warrants completed in February 2009, the company’s cash and cash equivalents balance as of February 28, 2009, was $124.0 million.

Total operating expenses for the fourth quarter of 2008 decreased $1.1 million to $13.5 million, compared to $14.6 million for the fourth quarter of 2007. This decrease was primarily due to a reduction in spending under the company’s Omigard development program following the completion of patient enrollment in the CLIRS trial in the second quarter of 2008, combined with a reduction in facility improvement charges related to a contract manufacturer’s facility for the production of Acetavance, which occurred primarily in 2007. Partially offsetting these decreases were impairment charges on the company’s Omigard manufacturing equipment, combined with increases in personnel-related costs from additional headcount to support the company’s clinical development programs and other costs incurred in preparing for the submission of NDAs.

For the year ended December 31, 2008, operating expenses were $56.5 million, an increase of $2.3 million from $54.2 million in 2007. Research and development expenses for 2008 decreased $1.8 million to $40.0 million, compared to $41.8 million in 2007. This decline was primarily due to decreases in spending under the company’s Omigard program and a reduction in facility improvement charges related to a contract manufacturer’s facility for the production of Acetavance. Partially offsetting these decreases were increases in research and development supporting costs, including $0.7 million in stock-based compensation, and spending related to the company’s Acetavance clinical trial program and the submission of NDAs. This decrease was offset by the impairment charges on the company’s Omigard manufacturing equipment and an increase in general and administrative and marketing expenses during 2008 as Cadence increased headcount in preparation for the potential commercialization of its product candidates.

Financial Outlook for 2009

As a result of the discontinuation of its Omigard development program, Cadence expects to reduce its 2009 operating expenses by approximately $13 million to $15 million. The company currently anticipates that total operating expenses for 2009 will be between $43 million and $48 million, including an estimated $6 to $7 million in non-cash stock-based compensation expenses. The company expects that cash, cash equivalents and investments held for sale at December 31, 2009, will be between $81 million and $86 million.

Conference Call and Webcast on March 12, 2009 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

As previously announced, Cadence management will host a conference call on March 12, 2009 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested investors may participate in the conference call by dialing (877) 681-3371 (domestic) or (719) 325-4846 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company is currently developing Acetavance™ (intravenous acetaminophen), its product candidate for the treatment of acute pain and fever. For more information about Cadence’s pipeline, visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “expects,” “anticipates,” “plans,” “will,” and “assuming,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding: Cadence’s belief that it has completed the clinical development program for Acetavance, the timeframe in which it expects to file an NDA for Acetavance, Cadence’s anticipated cost savings from the discontinuation of the Omigard development program and the company’s other financial projections for 2009, and the adequacy of Cadence’s existing financial resources to enable it to successfully launch Acetavance. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: Cadence is largely dependent on the success of its only product candidate, Acetavance, and cannot be certain that this product candidate will receive regulatory approval or be successfully commercialized; clinical trial data Cadence intends to submit in its NDA for Acetavance may fail to adequately support this product candidate’s safety and efficacy, or the prevalence or severity of adverse side effects may be greater than anticipated, which could prevent or significantly delay its regulatory approval; if changes made in scaling-up or transferring the manufacturing process for Acetavance result in a lack of comparability between the commercial product and the material used in clinical trials, Cadence may be required to perform additional non-clinical or clinical studies, which would delay the approval of the NDA for Acetavance, increase costs and adversely affect the company’s business; heightened scrutiny by the FDA in the process of approving new drugs could delay or limit its ability to obtain regulatory approval for Acetavance; the outcomes of final analyses of data from Cadence’s clinical trials may vary from the initial analyses, and the FDA may not agree with the company’s interpretation of such results; Cadence may require substantial additional funding in order to obtain regulatory approval of Acetavance and, if approved, to successfully launch this product candidate, and the company may not be able to raise sufficient capital when needed, or at all, particularly in light of the recent, unprecedented volatility in the capital markets; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995

Cadence™, Acetavance™ and Omigard™ are trademarks of Cadence Pharmaceuticals, Inc.

# # #

Contacts:
William R. LaRue	Anna Gralinska
SVP & Chief Financial Officer	Director, Investor Relations
Cadence Pharmaceuticals, Inc.	Cadence Pharmaceuticals, Inc.
858-436-1400	858-436-1452

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Operating expenses:
Research and development	$7,554,993	$10,431,529	$40,018,204	$41,781,357
Marketing	808,676	1,403,080	2,983,796	2,865,804
General and administrative	2,822,216	2,767,594	11,146,212	9,586,705
Other	2,355,485	—	2,384,251	—

Total operating expenses	13,541,370	14,602,203	56,532,463	54,233,866

Loss from operations	(13,541,370)	(14,602,203)	(56,532,463)	(54,233,866)
Other (expense) income, net	(494,734)	369,371	(566,387)	2,520,312

Net loss	$(14,036,104)	$(14,232,832)	$(57,098,850)	$(51,713,554)

Basic and diluted net loss per share(1)	$(0.37)	$(0.50)	$(1.55)	$(1.81)

Shares used to compute basic and diluted net loss per share(1)	38,170,993	28,699,215	36,823,660	28,572,883

(1)

As a result of the issuance of 9,240,307 shares of common stock pursuant to an effective shelf registration in the first quarter of 2008, there is a lack of comparability in the per share amounts between the 2008 and 2007 periods presented.

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	December 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,627,246	$55,392,921
Restricted cash	2,195,696	1,981,848
Prepaid expenses	144,118	751,046
Other current assets	75,556	208,275

Total current assets	50,042,616	58,334,090
Property and equipment, net	4,477,020	5,139,538
Restricted cash	537,586	885,434
Other assets	90,792	252,963

Total assets	$55,148,014	$64,612,025

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,877,854	$1,974,991
Accrued liabilities and other current liabilities	9,085,358	13,901,770
Current portion of long-term debt	7,694,173	5,617,928

Total current liabilities	21,657,385	21,494,689
Deferred rent	952,274	1,224,869
Long-term debt, less current portion and discount	6,098,113	13,412,349
Other long-term liabilities	—	22,048
Total stockholders’ equity	26,440,242	28,458,070

Total liabilities and stockholders’ equity	$55,148,014	$64,612,025